Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.

a Delaware corporation

Trulia, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is amended as follows:

A. Section (A) of Article IV of the Certificate is amended and restated in its entirety to read as follows:

“(A) Classes of Capital Stock

The Corporation is authorized to issue 120,097,601 shares of capital stock in the aggregate. The capital stock of the Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is 77,200,000. The number of shares of Preferred Stock that the Corporation is authorized to issue is 42,897,601, 10,699,533 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 16,442,307 of which shall be designated as Series B Preferred Stock (“Series B Preferred”), 10,030,761 of which shall be designated as Series C Preferred Stock (“Series C Preferred”) and 5,725,000 of which shall be designated as Series D Preferred Stock (“Series D Preferred”). The Common Stock and Preferred Stock shall each have a par value of $0.000033 per share. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with Section 4 of Division (B) below. Subject to Section 6 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

2. The foregoing amendment to the Certificate was duly proposed and declared advisable by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of September, 2011.

TRULIA, INC.

/s/ Peter Flint
Peter Flint, Chief Executive Officer